EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2006 Stock Option Plan of Petroleum Geo-Services ASA (“PGS”) of our reports dated May 15, 2007, with respect to the consolidated financial statements of PGS included in its Annual Report (Form 20-F) for the year ended December 31, 2006, PGS management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PGS, filed with the Securities and Exchange Commission.
/s/ Ernst & Young AS
Oslo, Norway
May 15, 2007